Exhibit (e)(28)

VICE PRESIDENT EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of April 29, 2019, is entered into by Momenta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Agnieszka Cieplinska (the “Employee”).

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, effective as of the date of this Agreement (except as otherwise specified in Section 8.1(e)), the parties agree as follows:

1.    Term of Employment. The Employee’s employment shall be upon the terms set forth in this Agreement. There shall be no definite term of employment, and the Employee’s employment shall be at-will, such that both the Company and the Employee shall be free to end the employment relationship for any reason, at any time, with or without notice.

2.    Title and Capacity. The Employee shall serve as Corporate Controller and shall report to the Chief Financial Officer and Secretary of the Company, beginning as of April 8, 2019 (the “Commencement Date”). The Employee shall be based at the Company’s headquarters in Cambridge, Massachusetts. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time reasonably assign to the Employee. The Employee agrees to devote the Employee’s entire business time, attention and energies to the business and interests of the Company. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3.    Compensation and Benefits.

3.1    Base Salary. The Company shall pay the Employee, in accordance with the Company’s regular payroll practices, a base salary at the annualized rate of $260,000. Such salary shall be subject to adjustment thereafter, as determined by the Board of Directors of the Company, or a committee or designee thereof (in any case, the “Board”).

3.2    Annual Discretionary Bonus. If the Board approves an annual bonus for calendar year 2019 or any calendar year thereafter, the Employee will be eligible for a discretionary bonus award. The annual target for the Employee’s bonus will be at 30% of the Employee’s annualized base salary. The Company will determine, in its sole discretion, whether (and in what amount) a bonus award is payable to the Employee and may prorate the bonus award for any partial year of service. In determining whether a bonus award in any given year shall be granted, the Board may review whether the Company has achieved its annually approved corporate goals as well as whether the Employee has achieved the Employee’s personal objectives as established by the Company or the Board. In order to be eligible for any bonus hereunder, the Employee must be an active employee of the Company on the date such bonus is paid.

3.3    Employee Benefits. Subject to the provisions of this Section 3.3, the Employee shall be entitled to participate in all benefit plans and programs that the Company establishes and makes available to its employees from time to time to the extent that the Employee is eligible under (and subject to the provisions of) the plan documents governing those programs. The Employee shall be entitled to [twenty (20)] days of paid vacation time per year (pro-rated for any partial year worked). Accrual of vacation time shall begin on Employee’s first day of employment in accordance with the applicable Company vacation policy.

3.4    Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of the Employee’s duties, responsibilities or services under this Agreement, upon timely presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Company.

3.5    Withholding. All salary, bonus and other compensation or benefits payable to the Employee shall be subject to applicable withholdings and taxes.

4.    Termination.

4.1    Circumstances; Accrued Rights. The Employee’s employment under this Agreement may be terminated by the Company or the Employee without any breach of this Agreement at any time for any reason. Employee’s employment shall automatically terminate upon Employee’s death. Upon termination of Employee’s employment, the Company shall pay the Employee (a) all accrued and unpaid base salary through the Employee’s Date of Termination (as defined below), (b) any vacation that is accrued but unused as of such date, (c) any unpaid expense reimbursements owed to the Employee under Section 3.4, payable in accordance with the Company’s business expense reimbursement policy, and (d) any benefits accrued under any employee benefit plans, programs or arrangements of the Company, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Rights”). The Employee shall not be eligible for any severance or separation payments or any continuation of benefits (other than those provided for under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or any other compensation pursuant to this Agreement or otherwise, except as may be provided under Section 5 in connection with a Change in Control Termination. The Employee’s rights, if any, with respect to outstanding Company equity awards will be determined in accordance with the terms of the equity plan and award agreement governing the applicable award.

4.2    Notice of Termination. Any termination of the Employee’s employment (other than due to the Employee’s death) shall be communicated by a written notice to the other party (the “Notice of Termination”) given in accordance with Section 9, and shall (a) indicate the reason for termination by the party giving such notice, (b) in the case of a Change in Control Termination, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination by the Company for Cause or by the Employee for Good Reason, as applicable, and (c) specify the effective date of the employment termination (the “Date of Termination”). which if the Notice of Termination is provided by the Employee, will be a least 30 days after the date of delivery of the Notice of Termination; provided, however, that if the Employee provides a Notice of Termination to the Company, the Company may, in its discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of the Notice of Termination and is prior to the date specified in the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Employee receives the Notice of Termination or any date thereafter elected by the Company in its discretion. The failure by either party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason will not waive any right of the party under this Agreement or preclude the party from asserting such fact or circumstance in enforcing its rights under this Agreement.

5.    Termination Following Change in Control.

5.1    Key Definitions. As used herein, the following terms shall have the following respective meanings:

(a)    “Cause” means: (i) Employee’s indictment by federal or state authorities in respect of any crime that involves – in the good faith judgment of the Company – theft, dishonesty or breach of trust; (ii) Employee’s conviction of any felony; (iii) Employee’s commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition or unadjudicated probation for any felony; (iv) a good faith finding by the Company of Employee’s failure or refusal to perform material duties consistent with Employee’s position, which failure or refusal is not cured (if curable) within ten (10) days after written notice thereof to Employee; (v) in the good faith judgment of the Company, Employee’s fraud or embezzlement of Company property or assets; (vi) a good faith determination by the Company that Employee has violated the Company’s Code of Business Conduct and Ethics or any other Company policy, including but not limited to the Company’s non-discrimination and anti-harassment policies; (vii) acts by Employee of misconduct, moral turpitude, negligence or malfeasance (including intentional or reckless wrongdoing with or without malicious or tortious intent) that may, in the good faith judgment of the Company, have a material adverse effect on the Company; or (viii) a good faith determination by the Company that Employee has breached/violated any provision of this Agreement.

(b)    “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection), provided that such event or occurrence also constitutes a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A:

(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (x) and (y) of subsection (iii) of this Section 5.1(b); or

(ii)    such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the execution of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company, in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)    “Change in Control Date” means the first date following the Commencement Date (as defined in Section 2 above) on which a Change in Control occurs.

(d)    “Change in Control Termination” occurs when the Employee is terminated without Cause or resigns for Good Reason, in either case, within ninety (90) days preceding, on or within twelve (12) months following the Change in Control Date; provided that, in the event such termination occurs within the ninety (90) days preceding the Change in Control Date, the Employee must reasonably demonstrate that such termination of employment (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control.

(e)    “Good Reason” means the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (i) through (iv) below, provided, however, that an event described in clauses (i) through (iv) below shall not constitute Good Reason unless it is communicated in writing, within 90 days of the event giving rise to the claim, by the Employee to the Company or its successor and unless it is not corrected by the Company or its successor within thirty (30) days of the Company’s or successor’s receipt of such written notice:

(i)    the assignment to the Employee of duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;

(ii)    a material breach of this Agreement by the Company;

(iii)    a material reduction in the Employee’s base salary; or

(iv)    a change by the Company in the location at which the Employee performs the Employee’s principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Employee’s principal residence and (ii) more than 30 miles from the location at which the Employee performed the Employee’s principal duties for the Company prior to such change.

5.2    Benefits to Employee Upon a Change in Control Termination.

In the event of a Change in Control Termination, the Employee shall be entitled to the Accrued Rights. In addition, subject to the Employee’s execution and non-revocation of a binding severance and release agreement in substantially the form attached as Exhibit A to this Agreement (hereinafter, a “Severance Agreement”), which Severance Agreement must be executed and any applicable revocation period with respect thereto must have expired within sixty (60) days following the Date of Termination or, if later, within thirty (30) days following the date the applicable Change in Control occurs, and the Employee’s continued compliance with the provisions of the Non-Disclosure Agreement and the non-competition covenants set forth in Section 8.1, the Employee shall be eligible to receive the following separation payments and benefits:

(a)    an amount equal to the sum of (i) twelve (12) months of the Employee’s base salary as of the Date of Termination (which amount shall be payable in one lump sum on the first regular payroll pay date following the date the Separation Agreement becomes effective and irrevocable (the “First Payment Date”) and (ii) the greater of (x) the annual discretionary target bonus established by the Board (or any other person or persons having authority with respect thereto) for the Employee for the fiscal year in which the Date of Termination occurs or (y) the annual bonus paid to the Employee for the most recently completed fiscal year, which amount shall be payable in one lump sum on the First Payment Date;

(b)    if the Employee is eligible for COBRA and elects to continue the Employee’s coverage under one or more of the Company’s group health plans pursuant to COBRA, the Company shall directly pay, until the earlier of (x) twelve (12) months following the Date of Termination or (y) the date on which the Employee becomes eligible to receive group health insurance coverage through a new employer (and the Employee agrees to notify the Company in writing immediately following the date of such eligibility) or (z) the date on which the Employee is no longer eligible for COBRA for the cost of the Employee’s COBRA premiums in the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage, provided that if the Company determines it is necessary to satisfy the requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or if the Company determines it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company may instead provide the Employee with a taxable monthly cash payment in an amount equal to 1.5 times the amount the Company would have otherwise paid towards the Employee’s health care premiums under this Section, with any such taxable monthly payment that would otherwise be paid before the First Payment Date being accumulated and paid in a lump sum on the First Payment Date; and

(c)    immediate vesting as of the Date of Termination of any outstanding unvested stock options, restricted shares, restricted stock units or other equity or equity-based awards of the Company (or its successor in the Change in Control) held by the Employee, which such equity awards will remain exercisable (as applicable) in accordance with the applicable grant agreement; provided that, if any such equity awards constitute “non-qualified deferred compensation” subject to Section 409A, then such awards will vest on the Date of Termination and will be paid or settled, as applicable, in accordance with the schedule that applies to such awards notwithstanding the accelerated vesting provisions of this Section to the extent necessary to avoid a prohibited distribution under Section 409A.

6.    Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in Section 5 by seeking other employment or otherwise except with regard to medical and dental coverage if new employment is obtained.

7.    Survival. The provisions of Sections 5, 8 and 9 shall survive the termination of this Agreement for any reason.

8.    Non-Solicitation, Non-Competition, Confidential Information and Developments. The Employee hereby restates and reaffirms all of the Employee’s obligations under the Employee Nondisclosure and Assignment of Developments Agreement dated as of April 2, 2019 between the Company and the Employee and attached hereto as Exhibit B (the “Non-Disclosure Agreement”) the signing of which by Employee is an express condition of employment and which is incorporated fully herein.

8.1    Non-Competition.

(a)    Non-Competition Restrictions. During the Employee’s employment with the Company and for a period of twelve (12) months after the termination of the Employee’s employment with the Company for any reason other than by the Company without Cause (the “Noncompetition Restricted Period’’), the Employee shall not, directly or indirectly, on the Employee’s own behalf or for the benefit of any other individual or entity: (i) operate, conduct, engage in or own (except as a holder of not more than one percent (1%) of the stock of a publicly held company), or prepare to operate, conduct, engage in or own any business that develops, markets, distributes, plans, sells or otherwise provides, or is preparing to develop, market, distribute, plan, sell or otherwise provide, any product or service that competes with any product or service developed, marketed, distributed, planned, sold or otherwise provided by the Company or any of its subsidiaries while the Employee was employed by the Company (a “Competing Business’’) or (ii) participate in, render services to, or assist any individual or entity that engages in a Competing Business in any capacity (whether as an employee, manager, consultant, director, officer, contractor, or otherwise) (A) which involves the same or similar types of services the Employee performed for the Company at any time during the last two years of the Employee’s employment with the Company or (B) in which the Employee could reasonably be expected to use or disclose Confidential Information (as defined in the Non-Disclosure Agreement), in each case (i) and (ii), limited to each city, county, state, territory and country in which (x) the Employee provided services or had a material presence or influence at any time during the last two years of the Employee’s employment with the Company or (y) the Company is engaged in or has plans to engage in the Competing Business as of the Date of Termination.

(b)    Garden Leave. The Company agrees to pay the Employee, during the portion of the Noncompetition Restricted Period that follows the termination of the Employee’s employment with the Company, at a rate that equals fifty percent (50%) of the Employee’s highest annualized base salary within the two (2) years prior to the Employee’s Date of Termination, less applicable taxes and withholdings, in accordance with the Company’s regular payroll procedure; provided, however, the Company shall not be required to provide such pay (i) in the event the Employee is terminated by the Company without Cause; (ii) if or to the extent the Company elects in writing pursuant to Section 16.1 to expressly waive any of the Employee’s noncompetition covenants set forth in Section 8.1(a); and (iii) if the Employee violates any of the Employee’s noncompetition covenants set forth in Section 8.1(a) as reasonably determined by the Company. The Employee expressly acknowledges and agrees that, in the event the Company reasonably determines that the Employee has breached any of the Employee’s noncompetition covenants set forth in Section 8.1(a), the Company may refuse to make any or additional payments, and the Employee shall immediately return to the Company any payments already received, pursuant to this Section 8.1(b), in addition to and without limiting any other legal or equitable relief available to the Company.

(c)    Reformation. If any provision of Section 8.1(a) shall be determined to be unenforceable by any court of competent jurisdiction or arbitrator by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

(d)    Remedies. The Employee agrees that any breach of Section 8.1(a) is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of Section 8.1(a) without posting a bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief. The Employee agrees that any change or changes in the Employee’s duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of Section 8.1(a).

(e)    Reasonable Restrictions; Effectiveness. Employee agrees that the covenants set forth in Section 8.1(a), which shall become effective 10 business days after the effective date of this Agreement, are reasonable and necessary to protect the Company’s legitimate business interests, including its Confidential Information (as defined in the Non-Disclosure Agreement) and goodwill, and that the covenants in Section 8.1(a)

are supported by the rights, benefits and protections afforded to Employee under this Agreement (including Section 5), which the Employee acknowledges and agrees is fair and reasonable consideration independent from Employee’s employment.

9.    Notices. Any notice delivered under this Agreement shall be given in writing and deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery signature required via a reputable nationwide overnight courier service, (a) if to the Company, to the attention of the Company’s general counsel at the Company’s principal executive offices or (b) if to the Employee, to the most recent address for the Employee that the Company has in its personnel files. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.

10.    Entire Agreement. This Agreement and any exhibits hereto constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

12.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction) and, where applicable, the laws of the United States of America. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

13.    Successors and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place, unless such assumption occurs automatically by operation of law. Failure of the Company to obtain such an assumption of this Agreement upon the effectiveness of any succession shall be a material breach of this Agreement for purposes of the definition of Good Reason. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations and rights of the Employee under this Agreement are personal and shall not be assigned by the Employee.

14.    Acknowledgment. The Employee states and represents that the Employee has had an opportunity to fully discuss and review the terms of this Agreement with an attorney and has not acted in reliance upon any representations or promises made by the Company other than those contained in this Agreement. The Employee further states and represents that the Employee has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Employee’s name of the Employee’s own free act.

15.    Section 409A.

15.1    Distributions. Subject to this Section 15.1, any payments or benefits under Section 5 that are payable upon the Employee’s termination of employment and are subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other guidance issued thereunder

(“Section 409A”) shall be paid only upon the Employee’s “separation from service” (within the meaning of Section 409A) from the Company. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under Section 5:

(a)    It is intended that each installment of the payments and benefits provided under Section 5 shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(b)    Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Employee’s separation from service, Employee is a specified employee (as defined below), then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six month period or such shorter period, if applicable). Employee will be a specified employee for purposes of this Agreement if, on the date of Employee’s separation from service, Employee is an individual who is, under the method of determination adopted by the Company is designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a specified employee and the application of and effects of the change in such determination;

(c)    If the period during which the Employee may deliver the Separation Agreement begins in one calendar year and ends in another calendar year, notwithstanding the contrary terms of this Agreement, the First Payment Date will in all events occur only in the second year; and

(d)    The determination of whether and when a separation from service has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h).

15.2    Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses or provision of in-kind benefits under this Agreement constitutes deferred compensation under Section 409A, such reimbursement and benefits shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

15.3    Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Company is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.

16.    Miscellaneous.

16.1    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. At any time, the Company may in its sole discretion elect to waive any covenant, or part thereof, set forth in this Agreement, provided such waiver is expressly agreed to in writing by an executive officer of the Company or, if Employee is an executive officer of the Company, by the Board.

Any such waiver given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

16.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16.3    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

17.    Whistleblower Protections. Nothing in this Agreement or the Non-Disclosure Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Jo-Ann Beltramello
Title:	Chief HR and infrastructure officer

EMPLOYEE

/s/ Agnieszka Cieplinska
Agnieszka Cieplinska